ADDENDUM NO. 1 TO
SUBADVISORY AGREEMENT

THIS ADDENDUM (the “Addendum”) made as of October 16, 2026 is an addendum to the Sub-Advisory Agreement (the “Agreement”) dated December 23, 2025, by and between Opal Capital LLC (the “Adviser”) and Vident Advisory, LLC (d/b/a Vident Asset Management) (the “Sub-Adviser”), with respect to each series of The RBB Fund Trust (the “Trust”) identified on Schedule A to the Agreement.

WHEREAS, the Adviser and Sub-Adviser entered into the Agreement for the Sub-Adviser to provide sub-advisory services to those series of the Trust identified on Schedule A to the Agreement;

WHEREAS, the parties wish to amend the Agreement to add the Pathfinder Disciplined Midcap Equity ETF (the “Fund”), a new series of the Trust, to the schedule of funds that the Sub-Adviser is an authorized sub-adviser to, as indicated in the following amended Schedule A;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Schedule A to the Agreement is hereby amended and restated in its entirety as provided in Schedule A attached hereto, effective as of the date of the effectiveness of the Post-Effective Amendment to the Trust’s Registration Statement on Form N-1A related to the Fund (the “Effective Date”).

2.	The Agreement, as amended by this Addendum, shall become effective with respect to the Fund as of the Effective Date and, unless sooner terminated in accordance with the terms of the Agreement, shall continue with respect to the Fund until August 16, 2028. Thereafter, if not terminated, the Agreement shall continue with respect to a Fund for additional one (1) year periods so long as such continuance is specifically approved at least annually either by the vote of the Board of Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, unless such requirement is otherwise excepted by any applicable law or order, or by the vote of a majority of the outstanding voting securities of the Fund.

3.	From and after the Effective Date, the term “Funds” as used in the Agreement shall be deemed to include the Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

4.	Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect.

5.	This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized representatives as of the date first above written.

ADVISER:

Opal Capital LLC

By:	/s/ Austin Graff
Name: Austin Graff
Title: Chief Investment Officer

SUB-ADVISER:

Vident Advisory, LLC (d/b/a Vident Asset Management)

By:	/s/ Amrita Nandakumar
Name: Amrita Nandakumar
Title: President

SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

Dated December 23, 2025, by and among

OPAL CAPITAL LLC

and

VIDENT ADVISORY, LLC

(d/b/a Vident Asset Management)